EXHIBIT 99.1

For Immediate Release

Investors:

David K. Waldman or Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

InfuSystem Holdings Reports Revenue Increase of 12.8% with Over $3 Million of

Adjusted EBITDA for the Second Quarter of 2008

Madison Heights, Michigan—August 6, 2008 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced financial results and provided a business update for the second quarter of 2008.

Mr. Steve Watkins, chief executive officer, commented, “Since becoming a stand-alone entity in October of 2007, we have executed a plan of action that has enabled us to build upon our strong foundation for pump management services, billing services, and 24/7 nursing support for ambulatory infusion pumps utilized in the treatment of colorectal cancer and other forms of cancer. While we are proud of our record, we have only just come out of the gate in terms of realizing our full potential as a major provider of ambulatory infusion pumps, supplies and related services.”

“Earlier this year, we put new incentive plans and sales quotas in place and, as a result, have increased sales and continue to gain traction in the marketplace. We have enhanced training for the existing sales force, filled two new sales positions and hired two sales associates. Re-branding the company and highlighting the advantages of our services are also important elements in our overall business strategy. Over the past few months, we have rolled out our new website, increased our presence at major trade shows and created well-crafted sales literature to support our sales team. With solid relationships already in place among more than 60% of oncologist practices nationwide, we are building awareness among physicians and nurses on the expanded uses of our ambulatory infusion pumps for other conditions and cancers including esophageal, pancreatic and gastric cancers.”

Mr. Watkins concluded, “By the end of the second quarter, our newly implemented strategies have begun to take effect as evidenced by double digit revenue growth of 12.8% for the second quarter of 2008, compared to results of InfuSystem, Inc. for the second quarter of last year, while under its prior ownership. We also generated $3.2 million of adjusted EBITDA for the quarter and now have over $8 million of cash as of June 30, 2008. With a newly minted marketing plan in place, expanded and motivated sales force, strong cash flow to fund our growth and a large and receptive market for our services, we believe that we are perfectly positioned to capture a meaningful share of the market in the months and years ahead.”

Financial Results

Revenue for the second quarter ended June 30, 2008 was $8.8 million, versus $0 for the same period in 2007, which reflects the revenues recognized by InfuSystem Holdings, Inc. following the acquisition of InfuSystem, Inc. from I-Flow Corporation.

Operating income for the second quarter of 2008 was $1.1 million versus an operating loss of $1.1 million for the same period in 2007. The increase in operating income for the second quarter of 2008 reflects revenue and operating expenses recorded for InfuSystem, Inc. following the acquisition.

The net loss for the second quarter of 2008 was $1.8 million, or $0.10 per diluted share, compared to net loss of $2.2 million or $0.12 per diluted share, for the same period in 2007. The net loss for the second quarter of 2008 included a $1.9 million loss on derivative financial instruments, which is predominantly attributable to the increase in the publicly traded value of our warrants during the quarter, compared to a $2.0 million loss for the second quarter of 2007 and stock based compensation of $687,000 versus $611,000 in the second quarter of 2007.

Adjusted EBITDA for the second quarter ended June 30, 2008 was $3.2 million, as compared to an Adjusted EBITDA loss of approximately ($0.5 million) for the same period of 2007. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes gain (loss) on derivative financial instruments, and stock-based compensation. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance, or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as a means to measure performance. The Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The tables below reconcile Adjusted EBITDA, a non-GAAP measure, to net income for the three and six months ended June 30, 2008 and 2007.

Reconciliation from Net Income to Adjusted EBITDA:	Three Months Ended June 30
(in thousands, except per share data)	2008	2007	I-Flow Predecessor 2007
Net Income	$(1,801)	$(2,198)	$1,707
Adjustments:
Interest expense	933	15	(267)
Interest income	—	(1,173)	—
Income tax expense	—	209	1,130
Depreciation—Pumps	967	—	292
Depreciation—Other	45	—	43
Amortization	457	—	—

EBITDA	$601	$(3,147)	$2,905
Adjustments:
Loss (Gain) on derivatives	1,947	2,025	—
Stock based compensation	687	611	64

Adj. EBITDA	$3,235	$(511)	$2,969

Adj. EBITDA EPS—basic	0.18	(0.03)	N/A
Adj. EBITDA EPS—diluted	0.18	(0.03)	N/A

Reconciliation from Net Income to Adjusted EBITDA:	Six Months Ended June 30
(in thousands, except per share data)	2008	2007	I-Flow Predecessor 2007
Net Income	$2,996	$(423)	$2,296
Adjustments:
Interest expense	1,891	15	(237)
Interest income	(3)	(2,324)	—
Income tax expense	—	429	1,524
Depreciation—Pumps	1,930	—	1,275
Depreciation—Other	86	—	86
Amortization	914	—	—

EBITDA	$7,814	$(2,303)	$4,944
Adjustments:
Loss (Gain) on derivatives	(3,284)	—	—
Stock based compensation	687	1,226	146

Adj. EBITDA	$5,217	$(1,077)	$5,090

Adj. EBITDA EPS—basic	0.30	(0.06)	N/A
Adj. EBITDA EPS—diluted	0.28	(0.06)	N/A

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

(Tables follow)

InfuSystem Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	8,373	3,960
Accounts receivable, less allowance for doubtful accounts of $1,996 and $1,638 at June 30, 2008 and December 31, 2007, respectively; June 30, 2008 and December 31, 2007 include $48 and $103 due from I-Flow, respectively	4,425	6,304
Inventory supplies	320	364
Prepaid expenses and other current assets	477	1,263
Deferred income taxes	4	4

Total Current Assets	13,599	11,895
Property & equipment, net	11,945	13,504
Deferred debt issuance costs, net	1,580	1,918
Goodwill	56,580	56,544
Intangible assets, net	31,651	32,565

Total Assets	115,355	116,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	1,058	1,076
Other current liabilities	791	1,886
Derivative liabilities	9,123	12,407
Current portion of long-term debt; June 30, 2008 and December 31, 2007 include $2,862 and $2,044 payable to I-Flow, respectively	2,938	2,044

Total Current Liabilities	13,910	17,413
Long-term debt, net of current portion; June 30, 2008 and December 31, 2007 include $28,615 and $30,250 payable to I-Flow, respectively	28,999	30,250
Deferred income taxes	4	4

Total Liabilities	42,913	47,667

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,315,430 and 18,315,430, respectively; outstanding 17,081,386 and 16,824,295, respectively	2	2
Additional paid-in capital	80,124	79,437
Retained deficit	(7,684)	(10,680)

Total Stockholders’ Equity	72,442	68,759

Total Liabilities and Stockholders’ Equity	115,355	116,426

InfuSystem Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except per share data)	2008	2007	I-Flow Predecessor 2007	2008	2007	I-Flow Predecessor 2007
Net revenues	$8,835	$—	$7,832	$17,365	$—	$15,706
Operating expenses:
Cost of Revenues—Product and supply costs	1,377	—	1,256	2,842	—	2,587
Cost of Revenues—Pump depreciation	967	—	292	1,930	—	1,275
Provision for doubtful accounts	914	—	966	1,775	—	2,659
Amortization of intangibles	457	—	—	914	—	—
Selling and marketing	1,193	—	986	2,270	—	1,994
General and administrative	2,848	1,122	1,762	6,034	2,303	3,608

Total Operating Expenses	7,756	1,122	5,262	15,765	2,303	12,123

Other income (expense):
(Loss) Gain on derivatives	(1,947)	(2,025)	—	3,284	—	—
Interest income	—	1,173	—	3	2,324	—
Interest expense	(933)	(15)	267	(1,891)	(15)	237

Total other income (expense)	(2,880)	(867)	267	1,396	2,309	237

(Loss) income before income taxes	(1,801)	(1,989)	2,837	2,996	6	3,820
Income tax expense	—	(209)	(1,130)	—	(429)	(1,524)

Net (loss) income	(1,801)	(2,198)	1,707	2,996	(423)	2,296

Net (loss) income per share:
Basic	(0.10)	(0.12)	N/A	0.17	(0.02)	N/A
Diluted	(0.10)	(0.12)	N/A	0.16	(0.02)	N/A
Weighted average shares outstanding:
Basic	17,996,437	18,625,252	N/A	17,410,366	18,625,252	N/A
Diluted	17,996,437	18,625,252	N/A	18,442,363	18,625,252	N/A

InfuSystem Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2008	2007	I-Flow Predecessor 2007
OPERATING ACTIVITIES
Net Income (Loss)	2,996	(423)	2,296
Items included in net income not requiring cash:
Gain on derivatives	(3,284)	—	—
Provision for doubtful accounts	1,775	—	2,659
Depreciation	2,016	—	1,361
Amortization of intangible assets	914	—	—
Amortization of deferred debt issuance costs	338	—	—
Loss on disposal of assets	302	—	163
Interest Income on Investments Held in Trust	—	(2,318)	—
Withdrawal of interest earned on investments held in trust	—	208	—
Stock-based compensation	687	1,226	146
Deferred Income Taxes	—	—	(501)
Changes in current assets and liabilities:
Decrease (increase) in accounts receivable	104	—	(606)
Decrease (increase) in prepaid expenses and other current assets	830	364	(7)
(Decrease) increase in accounts payable and other current liabilities	(747)	462	(1,066)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	5,931	(481)	4,445

INVESTING ACTIVITIES
Payment of deferred acquisition costs	(105)	(160)	—
Capital expenditures	(575)	—	(1,472)
Proceeds from sale of property	—	—	228

NET CASH USED IN INVESTING ACTIVITIES	(680)	(160)	(1,244)

FINANCING ACTIVITIES
Net capital distributions to parent	—	—	(4,744)
Principal payments on term loan	(818)	—	—
Principal payments on capital lease obligation	(20)	—	—
Proceeds from issuance of warrants	—	313	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(838)	313	(4,744)

Net change in cash and cash equivalents	4,413	(327)	(1,543)
Cash and cash equivalents, beginning of period	3,960	427	1,956

Cash and cash equivalents, end of period	8,373	100	413

SUPPLEMENTAL DISCLOSURES
Cash paid for interest (including swap payments/proceeds, and excluding capitalized interest)	$1,544	$—	$—
Cash paid for income taxes	$470	$377	$186
NON-CASH TRANSACTIONS
Additions to property (a)	$60	$—	$31
Property acquired pursuant to a capital lease	$480	$—	$—

# # #